TIMKEN	PRESS RELEASE

Timken Reports Fourth Quarter and Full-Year 2013 Results With Improved Outlook for 2014

•	Posted fourth-quarter earnings per diluted share (EPS) of $0.55, or $0.78 excluding unusual items

•	Delivered full-year 2013 EPS of $2.74, or $3.09 excluding unusual items

•	Estimates 2014 EPS of $3.15 to $3.45, or $3.50 to $3.80 excluding unusual items, on 6 percent higher sales

CANTON, Ohio: Jan. 30, 2014 - The Timken Company (NYSE: TKR; www.timken.com) today reported sales of $4.3 billion for 2013, a decrease of 13 percent from the prior year. The decline reflects lower demand across most of the company’s broad end markets. In addition, a $117 million decline in Steel segment raw material surcharges from the prior-year period further decreased revenues. The reduction in sales was partially offset by the benefit of acquisitions of $86 million in the company’s Mobile Industries and Process Industries segments and from strength in the Steel segment’s automotive end-market sector.
In 2013, the company generated net income of $262.7 million, or $2.74 per diluted share, compared with $495.5 million, or $5.07 per diluted share, a year ago. Results for 2013 included $32.8 million of after-tax expense, or $0.35 per diluted share (reference Table 1) related to (a) tax expense incurred on the repatriation of overseas cash, (b) tax benefits associated with the reversal of certain income tax reserves from prior years, (c) separation costs associated with the proposed spinoff of the steel business, (d) costs related to previously announced plant closures, and (e) other unusual items. Excluding these items, 2013 net income was $295.5 million, or $3.09 per diluted share. This compares with 2012 net income of $464.6 million, or $4.76 per diluted share, excluding costs related to previously announced plant closures and Continued Dumping and Subsidy Offset Act (CDSOA) receipts. The decrease in earnings primarily reflects lower volume and manufacturing utilization as well as unfavorable sales mix, which was partially offset by lower raw material and selling and administrative expenses as well as favorable pricing.

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TIMKEN	PRESS RELEASE

Table 1: Net Income and Diluted Earnings Per Share (EPS)

	2013		2012
	($ in Mils.)	EPS	($ in Mils.)	EPS
Net Income attributable to The Timken Company	$262.7	$2.74	$495.5	$5.07
Adjustments:
Tax expense on cash repatriation	26.2	0.28	—	—
Reversal of income tax reserves	(12.3)	(0.13)	—	—
Steel separation-related costs	10.3	0.11	—	—
Severance due to cost-reduction initiatives	3.9	0.04	—	—
Gain on sale of real estate in Brazil	(5.4)	(0.06)	—	—
Charges due to plant closures	8.3	0.09	37.1	0.38
CDSOA expense (receipts)	1.8	0.02	(68.0)	(0.69)
Net Income, after adjustments	$295.5	$3.09	$464.6	$4.76

“Although demand from many of our targeted market segments has been sluggish, we performed well despite low operating levels,” said James W. Griffith, Timken president and chief executive officer. “Over the past few months, we have completed a number of initiatives to match our cost structure to the current demand and to improve our ability to grow. The company is well positioned as key markets begin to recover in both businesses even as we prepare for an anticipated mid-year separation of our steel business.”

During 2013, Timken:

Invested for Growth and Productivity

•	Acquired Smith Services, Interlube Systems, Standard Machine and rail bearing reconditioning assets from The Greenbrier Companies;

•	Completed four previously announced capital investment projects that will increase manufacturing effectiveness and capacity in its Steel segment;

•
Announced the opening of its new industrial service center in Raipur, India, which will provide gear drive and bearing repair and upgrade services to meet growing customer demand for Timken industrial services outside the U.S.; and

•
Expanded its product portfolio, launching new Timken® SNT plummer blocks and seals, adding new Timken® encoders and designing two new high-performance Timken® alloy steels to meet specific needs of the oil and gas industry.

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TIMKEN	PRESS RELEASE

Returned Capital to Shareholders

•
Through dividends and the repurchase of 3.4 million shares, returned a total of $277 million in capital to shareholders. The company has 4.1 million shares remaining under its current board-approved share repurchase program.

Implemented Cash Repatriation Strategy

•
In the fourth quarter, implemented a strategy to repatriate approximately $365 million of cash, incurring tax expense of approximately $26 million. The company repatriated $123 million of cash in January 2014; the rest will be repatriated in future periods.

Launched Cost-Reduction Initiative / Continued Rationalization

•
Began a cost-reduction initiative in the fourth quarter to address lower market demand within its bearings and power transmission business. The company expects pre-tax costs of approximately $20 million to achieve targeted annual pre-tax savings of approximately $25 million; and

•	Continued to further align its operations during the year with market needs, which includes supply chain improvements, work force reductions and plant capacity rationalizations.
Began Steel Separation Initiative

•
On September 5, 2013, announced intent to pursue a separation of the company’s steel business through a tax-free spinoff, creating a new independent publicly traded steel company mid-year 2014. At that time, the new company-TimkenSteel Corporation-is expected to trade on the New York Stock Exchange under the ticker TMST; and

•
In anticipation of the spinoff, the company expects to incur one-time separation costs of approximately $105 million. Included in these costs are $15 million related to another specific cost-reduction initiative to generate an additional $20 million of annualized savings, which are intended to mitigate the incremental enterprise costs associated with operating TimkenSteel Corporation as an independent public company.

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TIMKEN	PRESS RELEASE

Fourth-Quarter Results
Timken posted sales of $1.1 billion in the fourth quarter of 2013, down 2 percent from the same period in 2012. The sales decrease primarily reflects lower demand from the industrial, mining, heavy-truck and light-vehicle end-market sectors. This decrease was partially offset by demand in the energy, rail, Aerospace-related defense and Steel-related light-vehicle end-market sectors as well as the benefit of acquisitions. From a geographic perspective, the decline primarily reflects lower demand in North America, partially offset by growth in Asia.
For the fourth quarter, the company generated net income of $52.6 million, or $0.55 per diluted share. That compares with $75.3 million, or $0.78 per diluted share, earned in the same period last year. Results for 2013 included $20.9 million of after-tax expense, or $0.23 per diluted share (reference Table 2) related to (a) tax expense incurred on the repatriation of overseas cash, (b) tax benefits associated with the reversal of certain income tax reserves from prior years, (c) separation costs associated with the proposed spinoff of the steel business, (d) costs related to previously announced plant closures, and (e) other unusual items. Excluding these items, fourth-quarter net income was $73.5 million or $0.78 per diluted share. This compares with 2012 fourth quarter net income of $77.9 million, or $0.80 per diluted share, excluding costs related to the previously announced plant closures. The decline in earnings primarily reflects lower volume and the impact of LIFO, partially offset by lower selling and administrative expenses and material costs.

Table 2: Net Income and Diluted Earnings Per Share (EPS)

	4th Quarter 2013		4th Quarter 2012 .
	($ in Mils.)	EPS	($ in Mils.)	EPS
Net Income attributable to The Timken Company	$52.6	$0.55	$75.3	$0.78
Adjustments:
Tax expense on cash repatriation	26.2	0.28	—	—
Reversal of income tax reserves	(12.3)	(0.13)	—	—
Steel separation-related costs	10.3	0.11	—	—
Severance due to cost-reduction initiatives	3.9	0.04	—	—
Gain on sale of real estate in Brazil	(5.4)	(0.06)	—	—
Charges due to plant closures	(3.3)	(0.03)	2.2	0.02
CDSOA expenses	1.5	0.02	0.4	—
Net Income, after adjustments	$73.5	$0.78	$77.9	$0.80

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TIMKEN	PRESS RELEASE

Cash Flow and Balance Sheet
The company generated $432.4 million in cash from operating activities in 2013, driven by earnings and working capital management, partially offset by discretionary pension contributions. Excluding discretionary pension contributions of $66.3 million, net of tax, and CDSOA expense of $1.8 million, net of tax, free cash flow (operating cash after capital expenditures and dividends) was $87.2 million. In addition, the company repurchased 3.4 million shares for $189 million and made three acquisitions totaling $65 million.
As of December 31, 2013, total debt was $475.9 million, or 15.2 percent of capital, and cash was $384.6 million, resulting in net debt of $91.3 million, compared with total debt of $479.0 million and a net cash position of $107.4 million at the end of 2012. Available liquidity at December 31, 2013, was $1.2 billion. Timken ended the year with pensions funded at approximately 105 percent compared with 89 percent a year ago.

Mobile Industries Segment Results
Mobile Industries’ 2013 sales were $1.5 billion, down 12 percent from $1.7 billion a year ago. The decrease included approximately $95 million related to the company’s market strategy, primarily in the light-vehicle sector. The remaining decrease was principally due to lower heavy truck and off-highway market demand, partially offset by the benefits of the Interlube Systems acquisition and rail bearing reconditioning investment, combined with higher demand from the automotive aftermarket sector.
Mobile Industries achieved EBIT of $164.7 million, or 11.2 percent of sales, for the year, down 21 percent from $208.1 million, or 12.4 percent of sales, earned in 2012. The decrease in EBIT was primarily driven by lower volume and plant utilization, partially offset by lower costs related to plant closures, raw materials and selling and administrative expenses.
In the fourth quarter, Mobile Industries’ sales were $337.1 million, down 7 percent relative to the same period a year ago. The $24 million decrease included approximately $30 million related to the company’s market strategy primarily in the light-vehicle sector. The remaining growth was mainly due to improved international rail demand and the benefit of acquisitions. EBIT for the quarter was $32 million, or 9.5 percent of sales, compared with $34.7 million, or 9.6 percent of sales, for the same period a year ago. EBIT was impacted by lower volume and plant utilization, partially offset by lower selling and administrative expenses and the benefit of acquisitions. In addition, the company had a net benefit of approximately $8 million from unusual items, including the gain on the sale of land in Brazil and lower restructuring costs compared to a year ago, partially offset by severance costs related to the company’s cost-reduction initiative.

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TIMKEN	PRESS RELEASE

Process Industries Segment Results
Sales for the Process Industries segment were $1.2 billion in 2013, a decrease of 8 percent from $1.3 billion a year ago. The decrease was driven by lower demand and inventory destocking in the industrial distribution market sectors, led by mining, oil and gas, as well as lower demand in the original equipment industrial sectors including metals, gear drives and wind. The decrease was partially offset by the benefit of the industrial services acquisitions as well as pricing.
Process Industries generated EBIT of $201.9 million, or 16.3 percent of sales, down 27 percent from the prior year’s EBIT of $274.9 million, or 20.5 percent of sales. The decrease reflects lower volume and plant utilization partially offset by pricing and lower selling and administrative expenses.
Process Industries’ fourth-quarter sales were $324.7 million, down 4 percent from the same period a year ago. The decrease reflects lower industrial distribution market sector demand, primarily in the U.S., as well as lower industrial original equipment demand across most end-market sectors. The decrease was partially offset by the benefit of the industrial services acquisitions. EBIT for the quarter was $53.9 million, or 16.6 percent of sales, compared with the prior year's fourth quarter EBIT of $61.2 million, or 18.1 percent of sales. The decrease in EBIT resulted from lower volume, partially offset by lower manufacturing and material costs and selling and administrative expenses. In addition, Process Industries had approximately
$3 million of expense from unusual items, primarily consisting of severance costs related to the company’s cost-reduction initiative.

Aerospace Segment Results
For the full year 2013, Aerospace recorded sales of $329.5 million, down 5 percent from $346.9 million in 2012. The decrease reflects lower shipments to the defense and critical motion market sectors.
Aerospace EBIT was $26.6 million, or 8.1 percent of sales, down 27 percent from $36.3 million, or 10.5 percent of sales, for the same period a year ago. The decrease in EBIT was driven primarily by lower volume and higher manufacturing costs, partially offset by pricing and lower selling and administrative expenses.
Sales for the fourth quarter were $88.7 million, up 5 percent from the same period a year ago. The increase reflects higher volume, led by the defense sector. EBIT for the fourth quarter was $5.2 million, or 5.9 percent of sales, compared with EBIT of $10.0 million, or 11.8 percent of sales, in the same period a year ago. The decrease in EBIT resulted from higher manufacturing costs as the segment reduced inventory levels, and restructuring charges of $2 million, which were partially offset by improved market demand.

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TIMKEN	PRESS RELEASE

Steel Segment Results
Sales for Steel, including inter-segment sales, were $1.4 billion in 2013, down 20 percent from $1.7 billion last year. The results reflect reduced shipments to the industrial and oil and gas market sectors, partially offset by improved demand in the mobile on-highway end-market sector. Raw-material surcharges decreased approximately $117 million from 2012. Steel segment EBIT for the year was $140.2 million, or 10.2 percent of sales, down 44 percent compared to $251.8 million, or 14.6 percent of sales, in the prior year. EBIT was impacted by lower volume, mix, surcharges and LIFO income, partially offset by lower material, manufacturing and selling and administrative expenses.
For the quarter, Steel segment sales were $330.1 million, up 4 percent from the same period last year driven by demand in the mobile on-highway and oil and gas end-market sectors. Raw-material surcharges increased approximately $7 million from the fourth quarter in 2012.
EBIT for the fourth quarter of 2013 was $32.9 million, or 10 percent of sales, compared with $25.2 million, or 8 percent of sales, for the same period a year ago. The increase in EBIT was driven by higher volume and lower manufacturing costs, net material costs and selling and administrative expenses, partially offset by the impact of LIFO.

Outlook
The company’s outlook reflects its current business structure with all four operating segments in place for the full 12 months of 2014. Timken expects 2014 sales to be up approximately 6 percent compared to 2013, driven by higher demand in industrial, off-highway, energy, defense and rail end market sectors. Operating performance is expected to benefit from higher demand and cost-reduction initiatives, with all four segments achieving double-digit operating margins.
For the full year 2014, The Timken Company expects:

•
Mobile Industries’ sales down 3 to 8 percent, primarily driven by the impact of planned program exits in the light-vehicle sector that concluded by the end of 2013. Partially offsetting this decline is anticipated improvement in off-highway and rail demand;

•	Process Industries’ sales to be up 7 to 12 percent, due to recovery across most industrial end market sectors;

•	Aerospace and Defense sales up 5 to 10 percent, due to increased demand across most end market sectors, led by defense; and

•	Steel sales up 12 to 17 percent, driven by improved demand in the oil and gas and industrial end market sectors.
Timken projects 2014 annual earnings per diluted share to range from $3.15 to $3.45, which includes $0.35 per diluted share of the following unusual items: separation costs related to the proposed spinoff of the steel business of $0.55; costs associated with the company’s cost-reduction initiative of $0.10; and a gain on the sale of land in Brazil of $0.30.

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TIMKEN	PRESS RELEASE

The company expects to generate cash from operations of approximately $560 million in 2014. Free cash flow is projected to be $165 million after making capital expenditures of $310 million and paying about $85 million in dividends.

Conference Call Information
Timken will host a conference call today at 11:00 a.m. Eastern Time to review its financial results. The company will make presentation materials available online in advance of the call for interested investors and securities analysts.

Conference Call:    Thursday, Jan. 30, 2014
11:00 a.m. Eastern Time

All Callers:    Live Dial-In: 888-277-7114 or 913-312-0716
(Call 10 minutes prior to be included.)

Conference ID: Timken Earnings Call

Replay Dial-In available through Feb. 13, 2014:
    888-203-1112 or 719-457-0820
    Replay Passcode: 4234817

Live Webcast:    www.timken.com/investors

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TIMKEN	PRESS RELEASE

About The Timken Company
The Timken Company (NYSE: TKR; www.timken.com), a global industrial technology leader, applies its deep knowledge of materials, friction management and power transmission to improve the reliability and efficiency of industrial machinery and equipment all around the world. The company engineers, manufactures and markets mechanical components and high-performance steel. Timken® bearings, engineered steel bars and tubes-as well as transmissions, gearboxes, chain, related products and services-support diversified markets worldwide. With sales of $4.3 billion in 2013 and approximately 19,000 people operating from 28 countries, Timken makes the world more productive and keeps industry in motion.

Certain statements in this news release (including statements regarding the company's forecasts, estimates and expectations) that are not historical in nature are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to expectations regarding the company's future financial performance, including information under the heading "Outlook," are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the finalization of the company's financial statements for the fourth quarter and full year of 2013; the company's ability to respond to the changes in its end markets that could affect demand for the company's products; unanticipated changes in business relationships with customers or their purchases from the company; changes in the financial health of the company's customers, which may have an impact on the company's revenues, earnings and impairment charges; fluctuations in raw material and energy costs and their impact on the operation of the company's surcharge mechanisms; the impact of the company's last-in, first-out accounting; weakness in global or regional economic conditions and financial markets; changes in the expected costs associated with product warranty claims; the ability to achieve satisfactory operating results in the integration of acquired companies; the impact on operations of general economic conditions; higher or lower raw material and energy costs; fluctuations in customer demand; the impact on the company’s pension obligations due to changes in interest rates or investment performance; the company’s ability to complete and achieve the benefits of announced plans, programs, initiatives, and capital investments; retention of CDSOA distributions; the taxable nature of the spinoff; and the company’s ability to successfully complete the spinoff. Additional factors are discussed in the company's filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended Dec. 31, 2012, quarterly reports on Form 10-Q and current reports on Form 8-K. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

###

Media Contact:
Pat Carlson
Global Media Relations
1835 Dueber Avenue, S.W.
Canton, OH 44706-0927 U.S.A.
Telephone: (330)471-3514
pat.carlson@timken.com

Investor Contact:
Steve Tschiegg
Director - Capital Markets & Investor Relations
1835 Dueber Avenue, S.W.
Canton, OH 44706-0927 U.S.A.
Telephone: (330)471-7446
steve.tschiegg@timken.com

9

TIMKEN	PRESS RELEASE

The Timken Company
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Dollars in millions, except share data) (Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net sales	$1,063.3	$1,080.3	$4,341.2	$4,987.0
Cost of products sold	799.6	801.8	3,249.2	3,620.7
Gross Profit	$263.7	$278.5	$1,092.0	$1,366.3
Selling, general & administrative expenses (SG&A)	154.4	163.5	626.6	643.9
Impairment and restructuring	4.8	0.7	16.4	29.5
Separation costs	13.0	—	13.0	—
Operating Income	$91.5	$114.3	$436.0	$692.9
Other income (expense), net	4.5	(3.6)	3.6	101.3
Earnings Before Interest and Taxes (EBIT) (1)	$96.0	$110.7	$439.6	$794.2
Interest expense, net	(6.5)	(6.2)	(22.5)	(28.2)
Income Before Income Taxes	$89.5	$104.5	$417.1	$766.0
Provision for income taxes	36.8	29.1	154.1	270.1
Net Income	$52.7	$75.4	$263.0	$495.9
Less: Net Income Attributable to Noncontrolling Interest	0.1	0.1	0.3	0.4
Net Income Attributable to The Timken Company	$52.6	$75.3	$262.7	$495.5

Net Income per Common Share Attributable to The Timken Company Common Shareholders
Basic Earnings Per Share	$0.56	$0.79	$2.76	$5.11
Diluted Earnings Per Share	$0.55	$0.78	$2.74	$5.07

Average Shares Outstanding	93,868,899	95,631,452	94,989,561	96,671,613
Average Shares Outstanding - assuming dilution	94,636,017	96,553,289	95,823,728	97,602,481

(1) EBIT is defined as operating income plus other income (expense). EBIT is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT is useful to investors as this measure is representative of the Company's performance and cash generation.

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TIMKEN	PRESS RELEASE

BUSINESS SEGMENTS
(Dollars in millions) (Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Mobile Industries
Net sales to external customers	$336.8	$361.0	$1,474.3	$1,675.0
Intersegment sales	0.3	0.1	1.1	0.5
Total net sales	$337.1	$361.1	$1,475.4	$1,675.5
Earnings before interest and taxes (EBIT) (1)	$32.0	$34.7	$164.7	$208.1
EBIT Margin (1)	9.5%	9.6%	11.2%	12.4%

Process Industries
Net sales to external customers	$323.9	$337.1	$1,231.7	$1,337.6
Intersegment sales	0.8	1.8	3.9	5.7
Total net sales	$324.7	$338.9	$1,235.6	$1,343.3
Earnings before interest and taxes (EBIT) (1)	$53.9	$61.2	$201.9	$274.9
EBIT Margin (1)	16.6%	18.1%	16.3%	20.5%

Aerospace
Net sales to external customers	$88.7	$84.4	$329.5	$346.9
Earnings before interest and taxes (EBIT) (1)	$5.2	$10.0	$26.6	$36.3
EBIT Margin (1)	5.9%	11.8%	8.1%	10.5%

Steel
Net sales to external customers	$313.9	$297.8	$1,305.7	$1,627.5
Intersegment sales	16.2	18.6	75.1	101.2
Total net sales	$330.1	$316.4	$1,380.8	$1,728.7
Earnings before interest and taxes (EBIT) (1)	$32.9	$25.2	$140.2	$251.8
EBIT Margin (1)	10.0%	8.0%	10.2%	14.6%

Unallocated corporate expense	$(15.5)	$(20.6)	$(82.5)	$(84.4)
Separation costs	$(13.0)	$—	$(13.0)	$—
Receipt of CDSOA distributions (2)	$—	$(0.6)	$—	$108.0
Intersegment eliminations income (expense) (3)	$0.5	$0.8	$1.7	$(0.5)

Consolidated
Net sales to external customers	$1,063.3	$1,080.3	$4,341.2	$4,987.0
Earnings before interest and taxes (EBIT) (1)	$96.0	$110.7	$439.6	$794.2
EBIT Margin (1)	9.0%	10.2%	10.1%	15.9%

(1) EBIT is defined as operating income plus other income (expense). EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin is useful to investors as these measures are representative of the Company's performance and cash generation.

(2) U.S. Continued Dumping and Subsidy Offset Act receipts, net of expenses (CDSOA receipts), represent the amount of funds received by the Company from distribution of monies collected by U.S. Customs from antidumping cases to qualifying domestic producers.

(3) Intersegment eliminations represent profit or loss between the Steel segment and the Mobile Industries, Process Industries and Aerospace segments.

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TIMKEN	PRESS RELEASE

Reconciliation of EBIT to GAAP Net Income:
This reconciliation is provided as additional relevant information about the Company's performance. Management believes consolidated earnings before interest and taxes (EBIT) are representative of the Company's performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP net income to consolidated EBIT.

(Dollars in millions) (Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net Income	$52.7	$75.4	$263.0	$495.9

Provision for income taxes	36.8	29.1	154.1	270.1
Interest expense	6.9	7.1	24.4	31.1
Interest income	(0.4)	(0.9)	(1.9)	(2.9)
Consolidated earnings before interest and taxes (EBIT)	$96.0	$110.7	$439.6	$794.2

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TIMKEN	PRESS RELEASE

Reconciliation of Net Income Attributable to The Timken Company, After Adjustments, to GAAP Net Income Attributable to The Timken Company and Adjusted Earnings Per Share to GAAP Earnings Per Share:
This reconciliation is provided as additional relevant information about the Company's performance. Management believes that net income attributable to The Timken Company and diluted earnings per share, adjusted to remove: (a) tax expense on cash repatriation; (b) reversal of income tax reserves; (c) Steel separation-related costs; (d) severance due to cost-reduction initiatives; (e) gain on sale of real estate in Brazil; (f) charges due to plant closures; and (g) CDSOA expense (receipts) are representative of the Company's performance and therefore useful to investors.

(Dollars in millions, except share data) (Unaudited)	Three Months Ended December 31,				Twelve Months Ended December 31,
	2013	EPS	2012	EPS	2013	EPS	2012	EPS
Net Income Attributable to The Timken Company	$52.6	$0.55	$75.3	$0.78	$262.7	$2.74	$495.5	$5.07
Adjustments:
Tax expense on cash repatriation (1)	26.2	0.28	—	—	26.2	0.28	—	—
Reversal of income tax reserves (2)	(12.3)	(0.13)	—	—	(12.3)	(0.13)
Steel separation-related costs (3)	10.3	0.11	—	—	10.3	0.11	—	—
Severance due to cost-reduction initiatives (4)	3.9	0.04	—	—	3.9	0.04	—	—
Gain on sale of real estate in Brazil (5)	(5.4)	(0.06)	—	—	(5.4)	(0.06)	—	—
Charges due to plant closures (6)	(3.3)	(0.03)	2.2	0.02	8.3	0.09	37.1	0.38
CDSOA expense (receipts) (7)	1.5	0.02	0.4	—	1.8	0.02	(68.0)	(0.69)
Net Income Attributable to The Timken Company, after adjustments	$73.5	$0.78	$77.9	$0.80	$295.5	$3.09	$464.6	$4.76

(1) Includes the impact from a one-time non-cash tax charge on the repatriation of overseas cash related to a global cash planning initiative.

(2) Includes the impact of tax benefits associated with the reversal of certain income tax reserves from prior years.
(3) Steel separation-related costs include severance costs and professional costs associated with the Company's proposed spinoff of the steel business, net of tax.

(4) Severance due to cost-reduction initiatives relate to reductions in headcount in the bearings and power transmission business, net of tax.

(5) Gain on the sale of real estate relates to the sale of the former manufacturing facility in Sao Paulo, Brazil.

(6) Charges due to plant closures relate to the Company's former manufacturing facilities in Sao Paulo, Brazil and St. Thomas, Ontario, Canada, net of tax.

(7) CDSOA receipts for the year ended December 31, 2012 were $108.0 million, net of tax expense of $40.0 million.

13

TIMKEN	PRESS RELEASE

Reconciliation of EBIT Margin, After Adjustments, to Net Income as a Percentage of Sales and EBIT, After Adjustments, to Net Income:
The following reconciliation is provided as additional relevant information about the Company's performance. Management believes that EBIT and EBIT margin, after adjustments, are representative of the Company's core operations and therefore useful to investors.

(Dollars in millions, except share data) (Unaudited)	Three Months Ended December 31,				Twelve Months Ended December 31,
	2013	Percentage to Net Sales	2012	Percentage to Net Sales	2013	Percentage to Net Sales	2012	Percentage to Net Sales
Net Income	$52.7	5.0%	$75.4	7.0%	$263.0	6.1%	$495.9	9.9%

Provision for income taxes	36.8	3.5%	29.1	2.7%	154.1	3.5%	270.1	5.4%
Interest expense	6.9	0.6%	7.1	0.7%	24.4	0.6%	31.1	0.6%
Interest income	(0.4)	—%	(0.9)	(0.1)%	(1.9)	—%	(2.9)	(0.1)%
Consolidated earnings before interest and taxes (EBIT)	$96.0	9.0%	$110.7	10.2%	$439.6	10.1%	$794.2	15.9%

Adjustments:
Steel separation-related costs (1)	13.0	1.2%	—	—%	13.0	0.3%	—	—%
Severance due to cost-reduction initiatives (2)	5.9	0.6%	—	—%	5.9	0.1%	—	—%
Gain on sale of real estate in Brazil (3)	(5.4)	(0.5)%	—	—%	(5.4)	(0.1)%	—	—%
Charges due to plant closures (4)	(3.2)	(0.3)%	2.6	0.2%	10.6	0.2%	37.8	0.8%
CDSOA expense (receipts) (5)	2.3	0.2%	0.6	0.1%	2.8	0.1%	(108.0)	(2.2)%
Consolidated earnings before interest and taxes (EBIT), after adjustments	$108.6	10.2%	$113.9	10.5%	$466.5	10.7%	$724.0	14.5%

(1) Steel separation-related costs include severance costs and professional costs associated with the Company's proposed spinoff of the steel business.

(2) Severance due to cost-reduction initiatives relate to reductions in headcount in the bearing and power transmission business.

(3) Gain on the sale of real estate relates to the sale of the former manufacturing facility in Sao Paulo, Brazil.

(4) Charges due to plant closures relate to the Company's former manufacturing facilities in Sao Paulo, Brazil and St. Thomas, Ontario, Canada.

(5) CDSOA receipts for the year ended December 31, 2012 were $108.0 million.

14

TIMKEN	PRESS RELEASE

Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital:
This reconciliation is provided as additional relevant information about the Company's financial position. Capital, used for the ratio of total debt to capital, is defined as total debt plus total shareholders' equity. Capital, used for the ratio of net debt (cash) to capital, is defined as total debt less cash and cash equivalents plus total shareholders' equity. Management believes Net Debt (Cash) is an important measure of the Company's financial position, due to the amount of cash and cash equivalents.

(Dollars in millions) (Unaudited)
			December 31, 2013	December 31, 2012
Short-term debt			$269.3	$23.9
Long-term debt			206.6	455.1
Total Debt			$475.9	$479.0
Less: Cash and cash equivalents			(384.6)	(586.4)
Net Debt (Cash)			$91.3	$(107.4)

Total equity			$2,648.6	$2,246.6

Ratio of Total Debt to Capital			15.2%	17.6%
Ratio of Net Debt (Cash) to Capital			3.3%	(5.0)%

Reconciliations of Free Cash Flow and Free Cash Flow, After Adjustments, to GAAP Net Cash Provided by Operating Activities:
Management believes that free cash flow and free cash flow less discretionary pension and postretirement benefit contributions and CDSOA receipts are useful to investors because they are meaningful indicators of cash generated from operating activities available for the execution of its business strategy.

(Dollars in millions) (Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net cash provided by operating activities	$180.6	$259.6	$432.4	$626.1
Less: capital expenditures	(115.4)	(109.9)	(325.8)	(297.2)
Less: cash dividends paid to shareholders	(21.5)	(22.2)	(87.5)	(89.0)
Free cash flow	43.7	127.5	19.1	239.9
Plus: discretionary pension and postretirement benefit contributions, net of the tax benefit (1)	—	—	66.3	245.0
Plus: CDSOA expense (receipts), net of tax (2)	1.5	0.4	1.8	(68.0)
Free cash flow adjusted for discretionary pension and postretirement contributions and CDSOA	$45.2	$127.9	$87.2	$416.9

(1) There were no discretionary pension and postretirement benefit contributions during the fourth quarter of 2013. The discretionary pension and postretirement benefit contributions for the year ended December 31, 2013 were $105.0 million, net of a tax benefit of $38.7 million. There were no discretionary pension and postretirement benefit contributions during the fourth quarter of 2012. The discretionary pension and postretirement benefit contributions for the year ended December 31, 2012 were $364.1 million, net of a tax benefit of $119.1 million.

(2) CDSOA receipts for the year ended December 31, 2012 were $108.0 million, net of tax expense of $40.0 million.

15

TIMKEN	PRESS RELEASE

CONDENSED CONSOLIDATED BALANCE SHEET
(Dollars in millions) (Unaudited)
	December 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$384.6	$586.4
Accounts receivable	566.7	546.7
Inventories, net	809.9	862.1
Other current assets	188.2	178.9
Total Current Assets	1,949.4	2,174.1
Property, Plant and Equipment, net	1,558.1	1,405.3
Goodwill	358.7	338.9
Non-current pension assets	342.6	0.3
Other assets	280.5	326.1
Total Assets	$4,489.3	$4,244.7

LIABILITIES
Accounts payable	$222.5	$216.2
Short-term debt	269.3	23.9
Income taxes	114.7	36.4
Accrued expenses	373.6	391.4
Total Current Liabilities	980.1	667.9

Long-term debt	206.6	455.1
Accrued pension cost	179.0	391.4
Accrued postretirement benefits cost	233.9	371.8
Other non-current liabilities	241.1	111.9
Total Liabilities	1,840.7	1,998.1

EQUITY
The Timken Company shareholders' equity	2,636.6	2,232.2
Noncontrolling Interest	12.0	14.4
Total Equity	2,648.6	2,246.6
Total Liabilities and Equity	$4,489.3	$4,244.7

16

TIMKEN	PRESS RELEASE

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in millions) (Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Cash Provided (Used)
OPERATING ACTIVITIES
Net income attributable to The Timken Company	$52.6	$75.3	$262.7	$495.5
Net income attributable to noncontrolling interest	0.1	0.1	0.3	0.4
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	49.9	49.2	194.6	198.0
Impairment charges	0.7	0.2	0.7	6.6
Pension and other postretirement expense	20.5	21.4	85.3	91.5
Pension and other postretirement benefit contributions and payments	(17.6)	(12.9)	(158.0)	(412.7)
Changes in operating assets and liabilities:
Accounts receivable	27.0	89.2	(13.3)	103.0
Inventories	50.6	67.3	63.4	102.5
Accounts payable	(27.6)	(56.2)	2.7	(73.2)
Accrued expenses	21.1	20.7	(38.4)	(53.8)
Income taxes	(2.4)	0.9	34.8	144.8
Other, net	5.7	4.4	(2.4)	23.5
Net Cash Provided By Operating Activities	$180.6	$259.6	$432.4	$626.1
INVESTING ACTIVITIES
Capital expenditures	$(115.4)	$(109.9)	$(325.8)	$(297.2)
Acquisitions	—	(20.5)	(64.5)	(20.7)
Investments, net	(0.1)	(2.9)	5.5	14.3
Divestitures	—	1.2	—	1.2
Other	5.8	(0.6)	8.5	4.7
Net Cash Used by Investing Activities	$(109.7)	$(132.7)	$(376.3)	$(297.7)
FINANCING ACTIVITIES
Cash dividends paid to shareholders	$(21.5)	$(22.2)	$(87.5)	$(89.0)
Purchase of treasury shares, net	(81.8)	—	(189.2)	(112.3)
Net proceeds from common share activity	0.6	1.4	22.0	21.6
Net payments from credit facilities	(1.0)	(8.0)	(3.2)	(34.5)
Other	(1.8)	—	6.6	3.6
Net Cash Used by Financing Activities	$(105.5)	$(28.8)	$(251.3)	$(210.6)
Effect of exchange rate changes on cash	1.1	2.8	(6.6)	3.8
(Decrease) Increase in Cash and Cash Equivalents	$(33.5)	$100.9	$(201.8)	$121.6
Cash and cash equivalents at beginning of period	418.1	485.5	586.4	464.8
Cash and Cash Equivalents at End of Period	$384.6	$586.4	$384.6	$586.4

17